EXHIBIT 12

                         [Simpson Thacher & Bartlett]


                                                               February 6, 1996



Re: Agreement and Plan of Reorganization and Liquidation dated as of December 15, 1995 between The Hanover Funds, Inc. and Mutual Fund Trust

The Hanover Funds, Inc.
237 Park Avenue
New York, New York 10017

Mutual Fund Trust
125 West 55th Street
New York, New York 10019

Ladies and Gentlemen:

   You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfer by each Hanover Portfolio(1) of all of its assets to its Corresponding MFT Portfolio solely in exchange for MFT Portfolio Shares of the Corresponding MFT Portfolio and the assumption of all its obligations and liabilities by the Corresponding MFT Portfolio (as described in Section 2(a)(1) of the Reorganization Agreement) followed by the liquidation of the Hanover Portfolio and the distribution pro rata of such MFT Portfolio Shares to the shareholders of the Corresponding Hanover Portfolio. The series of steps that will occur to effect such transaction are hereinafter referred to as the "Reorganization." This opinion is being delivered pursuant to Sections 7(d) and 8(e) of the Reorganization Agreement.


   Hanover is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type and is comprised of the following separate investment portfolios: The 100% U.S. Treasury Securities Money Market Fund, The U.S. Treasury Money Market Fund, The Government Money Market Fund, The Cash Management Fund, The Tax Free Money Market Fund and The New York Tax Free Money Market Fund (each, a "Hanover Portfolio"). The authorized capital stock of Hanover as of the date hereof consists of ten billion shares of common stock, each having a par value of $.001 per share. As of December 15, 1995, there were outstanding 1,297,696,923 shares of The 100% U.S. Treasury Securities Money Market Fund, 1,590,651,002 shares of The U.S. Treasury Money Market Fund, 1,564,200,698 shares of The Government Money Market Fund, 1,648,244,437 shares of The Cash Management Fund, 317,954,363 shares of The Tax Free Money Market Fund, and 260,324,578 shares of The New York Tax Free Money Market Fund.

   MFT is registered under the Act as an open-end diversified investment company of the management type and is organized as a Massachusetts business trust comprised of separate investment portfolios, which include Vista Treasury Plus Money Market Fund, Vista U.S. Government Money Market Fund, Vista Global Money Market Fund, Vista Tax Free Money Market Fund and Vista New York Tax Free Money Market Fund and which is expected to include, at the Effective Time of the Reorganization, Vista 100% U.S. Treasury Securities Money Market Fund (each, an "MFT Portfolio"). MFT's investment portfolios other than the MFT Portfolios (consisting of Vista Prime Money Market Fund, Vista California Tax Free Money Market Fund, Vista Tax Free Income Fund, Vista New York Tax Free Income Fund, Vista California Intermediate Tax Free Fund and Vista Federal Money Market Fund) are not parties to the Reorganization.

   MFT has an unlimited number of authorized shares of beneficial interest, currently without par value, of which as of December 15, 1995 there were outstanding the following numbers of shares of the MFT Portfolios: 141,507,578 shares of Vista Treasury Plus Money Market Fund (consisting of 57,276,018 Premier Shares and 84,231,560 Institutional Shares), 2,223,546,134 shares of Vista U.S. Government Money Market Fund (consisting of 357,781,049 Vista Shares, 1,062,319,669 Premier Shares and 803,445,416 Institutional Shares), 909,499,297 shares of Vista Global Money Market Fund (consisting of 86,381,957 Vista Shares, 499,705,017 Premier Shares

(1) Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Agreement and Plan of Reorganization and liquidation, dated as of December 29, 1995, between Hanover and MFT (the "Reorganization Agreement").


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and 323,412,322 Institutional Shares), 444,587,213 shares of Vista Tax Free
Money Market Fund (consisting of 144,649,563 Vista Shares, 182,827,067 Premier Shares and 117,110,583 Institutional Shares), and 391,964,383 shares of Vista New York Tax Free Money Market Fund (all of the Vista Shares class). There are no outstanding shares of Vista 100% U.S. Treasury Money Market Fund.



   The Reorganization Agreement was approved by the Board of Trustees of MFT on December 14, 1995 and by the Board of Directors of Hanover on December 13, 1995.



  Upon satisfaction of all conditions precedent set forth in the Reorganization Agreement, the Reorganization will be effected as set forth in the following summary:

  1. Pursuant to the Reorganization Agreement, Hanover will cause each Hanover Portfolio to convey, transfer and deliver at the Closing to the MFT Portfolio set forth opposite its name in the table attached to the Reorganization Agreement as Schedule I (each such MFT Portfolio being the "Corresponding MFT Portfolio" of the Hanover Portfolio set forth opposite its name, and each such Hanover Portfolio being the "Corresponding Hanover Portfolio" of the MFT Portfolio set forth opposite its name) all of the then existing assets of such Hanover Portfolio. In consideration thereof, MFT agrees at the Closing to cause each MFT Portfolio (i) to assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization, all of the obligations and liabilities of its Corresponding Hanover Portfolio and (ii) to issue and deliver to the Corresponding Hanover Portfolio the number of full and fractional shares of that series and class of MFT's shares of beneficial interest, representing Vista shares of such MFT Portfolio ("MFT Portfolio Shares"), as determined in Section 2(c) of the Reorganization Agreement. Any shares of capital stock, par value $.001 per share, of the Hanover Portfolios ("Hanover Portfolio Shares") held in the treasury of Hanover on the Effective Time of the Reorganization shall thereupon be retired.



  2. At the Effective Time of the Reorganization, each Hanover Portfolio will liquidate and distribute pro rata to its holders of Hanover Portfolio Shares as of the Effective Time of the Reorganization the MFT Portfolio Shares of the Corresponding MFT Portfolio received by such Hanover Portfolio pursuant to
Section 2(a) of the Reorganization Agreement. Such liquidation and distribution will be accompanied by the establishment of an account on the respective share records of each MFT Portfolio in the name of each record holder of Hanover Portfolio Shares of the Corresponding Hanover Portfolio and representing the respective pro rata number of MFT Portfolio Shares of the Corresponding MFT Portfolio due such shareholder. Fractional Corresponding MFT Portfolio Shares will be carried to the third decimal place. Simultaneously with such crediting of MFT Portfolio Shares to the shareholders, the Hanover Portfolio Shares held by such shareholders shall be cancelled.


  3. As soon as practicable after the Effective Time of the Reorganization, Hanover shall take all the necessary steps under Maryland law and Hanover's Articles of Incorporation, as amended and supplemented, to effect a complete dissolution of Hanover and to deregister Hanover under the Act.


  In acting as special counsel to MFT and Hanover with respect to the Reorganization, we have, among other things, reviewed the following documents:

  1. The Reorganization Agreement;



  2. The proxy statement of MFT as filed with the Securities and Exchange Commission; and



  3. MFT's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement on Form N-14").



  For purposes of this opinion, as hereinafter set forth, we have reviewed such other documents relating to the Reorganization as we have deemed relevant under the circumstances and have relied upon representations contained in certain certificates (the "Certificates") provided to us by Hanover, MFT, Chemical Banking Corporation and The Chase Manhattan Corporation.



   If the Merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.



   Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Reorganization Agreement (and exhibits thereto) and that the representations made pursuant thereto by the parties are true at the Effective Time, it is our opinion that for federal income tax purposes:


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  (i)   the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Hanover Portfolio and its Corresponding MFT Portfolio;


  (ii) no gain or loss will be recognized by any of the Hanover Portfolios or the Corresponding MFT Portfolios upon the transfer of all the assets and liabilities, if any, of each Hanover Portfolio to its Corresponding MFT Portfolio solely in exchange for MFT Portfolio Shares or upon the distribution of the MFT Portfolio Shares to the holders of Hanover Portfolio Shares solely in exchange for all of their Hanover Portfolio Shares;

  (iii) no gain or loss will be recognized by shareholders of any of the Hanover Portfolios upon the exchange of such Hanover Portfolio Shares solely for MFT Portfolio Shares;

  (iv) the holding period and tax basis of the MFT Portfolio Shares received by each holder of Hanover Portfolio Shares pursuant to the Reorganization will be the same as the holding period (provided the Hanover Portfolio Shares were held as a capital asset on the date of the Reorganization) and tax basis of the Hanover Portfolio Shares held by the shareholder immediately prior to the Reorganization; and

  (v) the holding period and tax basis of the assets of each of the Hanover Portfolios acquired by its Corresponding MFT Portfolio will be the same as the holding period and tax basis of those assets to each of the Hanover Portfolios immediately prior to the Reorganization.


  The payment by Chemical Banking Corporation and/or The Chase Manhattan Corporation of certain expenses of Hanover and MFT which are directly related to the Reorganization (referred to in section 10 of the Reorganization Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by Hanover and the shareholders of Hanover. However, no opinion is expressed as to any other federal income tax consequences to any of the parties of the payment of such expenses by Chemical Banking Corporation and/or The Chase Manhattan Corporation.



  We express our opinion herein only as to those matters specifically set forth above and such opinion may be relied upon solely by you for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Hanover Portfolios, the MFT Portfolios and the shareholders of the Corresponding Hanover Portfolios on their receipt of the MFT Portfolio Shares pursuant to the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.


                              Very truly yours,



                              /s/ Simpson Thacher & Bartlett
                              ------------------------------
                                  SIMPSON THACHER & BARTLETT